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                                                                    EXHIBIT 99.1

                    GERON FORMS ONCOLOGY DIVISION TO DEVELOP
                 TELOMERASE THERAPEUTIC AND DIAGNOSTIC PRODUCTS

                 GERON REGAINS RIGHTS FOR TELOMERASE INHIBITORS

MENLO PARK, CA - January 25, 2001 -- Geron Corporation (Nasdaq: GERN) announced today that it has regained all rights to its telomerase inhibitors from Pharmacia Corporation. Pharmacia had acquired the product rights in 1997 to treat human cancers in selected territories. Kyowa Hakko Kogyo Co., Ltd., a Japanese pharmaceutical company, continues to hold rights to certain Asian territories.

"We are delighted to regain our product rights for telomerase inhibitors," said Thomas B. Okarma, Ph.D., M.D., Geron's president and chief executive officer. "Pharmacia has been a good partner and shares our view on the importance of telomerase as a cancer target. We have compounds which are active telomerase inhibitors in human cancer cells in vitro, as well as in animal models. We are committed to improve the potency and specificity of these compounds and to advance them into clinical development."

                          TELOMERASE ONCOLOGY DIVISION

"We are establishing an Oncology Division to accelerate the development of our oncology products that target telomerase," continued Dr. Okarma. "In addition to small molecule inhibitors of telomerase, we have progressed our template antagonist program and have demonstrated killing of human tumor cells in animals with these compounds. Further, we have developed two additional therapeutic programs based on telomerase now in animal studies - the oncolytic virus and the therapeutic vaccine. These product opportunities in oncology are best developed through an integrated business unit dedicated to advancing our telomerase platform toward the diagnosis and treatment of human cancer."

TEMPLATE ANTAGONISTS

Geron has developed a series of proprietary oligomers that target specific RNA sequences in the template region of telomerase. The lead compounds in this series are potent and specific telomerase inhibitors, induce cell crisis in tumor cells and effectively kill human malignant glioma (brain cancer) cells in a mouse xenograft model.

ONCOLYTIC VIRUS

Geron and collaborators cloned the human telomerase gene in 1997. Based on this proprietary technology, the company has validated the use of the telomerase promoter (the regulatory region of the telomerase gene) to control the activity of gene-based anti-cancer therapies. Geron has demonstrated specificity of tumor killing in vivo by using a toxic gene controlled by the telomerase promoter. Tumor bearing animals treated with this approach show reduction in tumor burden without the liver toxicity usually seen with this type of treatment. In addition, the company has engineered the telomerase promoter into an adenovirus and has demonstrated specific killing of cancer cells without harming normal tissue in tumor bearing animals.

THERAPEUTIC VACCINE

The company entered into a collaboration with Merix Bioscience and Duke University in August 2000 to develop a therapeutic cancer vaccine which is scheduled to enter human clinical trials in 2001. As detailed in the September 2000 issue of Nature Medicine, the combined use of Geron's telomerase technology with the Merix dendritic cell platform generates immune cells from cancer patients that specifically kill their own tumor cells in vitro. Furthermore, in vivo application of the combined approach was effective in reducing tumor burden in mice without harming normal tissue.


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DIAGNOSTIC PRODUCTS

The company has developed 12 research use kits now marketed worldwide through licensees including Roche Diagnostics, Pharmingen (a Becton Dickinson Company), Dako and Intergen. These kits are widely used to study telomere and telomerase biology in cancer and other diseases. Geron has licensed Roche Diagnostics to commercialize clinical diagnostic kits for certain cancers. Roche Diagnostics is currently developing diagnostic applications for bladder cancer and a general serum screen for malignancy.

                 GERON'S TELOMERASE INTELLECTUAL PROPERTY ESTATE

"Geron has pioneered the telomerase field and accordingly, we believe we have created a dominant telomerase intellectual property estate," said David Earp J.D., Ph.D., Geron's vice president of intellectual property. "The company's telomerase patent portfolio currently includes 57 issued or allowed patents and 201 pending applications worldwide covering screening methods, reagents, and compounds that modulate telomerase activity; the cloned protein and RNA components of the telomerase enzyme and its subunits for research, diagnostic and therapeutic uses; antibodies to telomerase; the telomerase promoter; and cytotoxic genes and viruses that incorporate the telomerase promoter. All of the product opportunities within our Oncology Division are protected by this intellectual property estate."

Geron management will discuss this announcement today in a webcast conference call at 11:00am Eastern. The call may be accessed through StreetEvents' website at http://www.streetevents.com and click on "Individual Investor Center". The call will be archived at this site for 48 hours. Please connect to StreetEvents' website at least 15 minutes prior to the webcast conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Geron is a biopharmaceutical company focused on discovering, developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron's product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding product development and future applications of Geron's technology constitute forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, dependence upon collaborative partners and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2000.

Contact:

    Investor and Media Relations              Investor Inquiries
    David Greenwood                           Nancy Robinson
    Geron Corporation                         Burns McClellan
    650-473-7700                              415-352-6262

To receive an index and copies of recent press releases, call Geron's News on Demand toll-free fax service, 1-800-782-3279. Additional information about Geron Corporation can be obtained at http://www.geron.com.

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